Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

Reference is made to (i) that certain Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Otelco Inc., as borrower, the other credit parties thereto, the lenders party thereto in their capacities as lenders under the term loan (the “Term Loan Lenders”) and/or lenders under the revolving loan (the “Revolving Loan Lenders,” and together with the Term Loan Lenders, the “Lenders”), and General Electric Capital Corporation, as administrative agent (“Agent”), GE Capital Markets, Inc., as lead arranger and sole bookrunner, and CoBank, ACB, as co-lead arranger and lender, (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Credit Agreement”); and (ii) those certain 13% unsecured senior subordinated notes due 2019 (the “Notes”), issued pursuant to that certain Indenture, dated as of December 21, 2004, among Otelco Inc., as issuer, the guarantors named thereto, and Wells Fargo Bank, N.A. as trustee, supplemented as of July 3, 2006, July 5, 2007, October 31, 2008, June 8, 2010, October 1, 2011 and October 14, 2011 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Indenture”).

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of January 31, 2013 (as amended, supplemented or otherwise modified, this “Support Agreement”) by each of Otelco Inc. (“Otelco”) and each of its direct and indirect subsidiaries described on Exhibit A attached hereto (collectively, the “Company”), the undersigned Term Loan Lenders (the “Consenting Term Loan Lenders”) and the undersigned Revolving Loan Lenders (the “Consenting Revolving Loan Lenders,” and together with the Consenting Term Loan Lenders, the “Consenting Lenders”), and the holders of the Notes that, from time to time, become a party hereto, if any (collectively, the “Consenting Noteholders” and, together with the Consenting Lenders, the “Plan Support Parties”) with respect to a restructuring of the Company’s outstanding obligations under the Credit Agreement, the Notes and the Indenture (the “Restructuring”) contemplated by the restructuring term sheet attached hereto as Exhibit B (the “Term Sheet”). Each party to this Support Agreement may be referred to as a “Party” and, collectively, as the “Parties.”

Section 1.	Restructuring, Term Sheet and Definitive Documentation.

1.1	Support of the Restructuring, Term Sheet and Definitive Documentation.

(a)	Until the Termination Date (as defined below), the Company and the Plan Support Parties, severally and not jointly, agree (i) to support and consummate the Restructuring contemplated by the Term Sheet, including cooperating in a commercially reasonable manner in obtaining requisite regulatory approvals, including the timely provision of necessary information for any required regulatory submissions or other governmental filings, (ii) that the Company shall solicit the Term Loan Lenders for acceptances of the Restructuring, and (iii) that the Company shall solicit holders of Notes (each, a “Noteholder” and, collectively, the “Noteholders”) for acceptances of the Restructuring through the Chapter 11 Cases (as defined herein).

(b)	Until the Termination Date, the Company, jointly and severally, agrees: (i) to take any and all necessary and appropriate actions in furtherance of all of the restructuring transactions contemplated under this Support Agreement, the Plan (as defined below) and the Term Sheet (the “Restructuring”), including but not limited to taking all steps reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals for the Restructuring, (ii) to commence a solicitation for acceptances of a prepackaged chapter 11 plan of reorganization for the Company in accordance with the terms of this Support Agreement and the Term Sheet (the “Solicitation”) no later than February 14, 2013, (iii) to commence reorganization cases (the “Chapter 11 Cases”) for the Company by filing voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) as soon as practicable after the completion of the deadline to submit votes to accept or reject the Plan (as defined below) pursuant to the Solicitation, and in any event no later than April 3, 2013 (the date which the Chapter 11 Cases are commenced, the “Petition Date”), (iv) to file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including a motion seeking consensual use of cash pledged as collateral to the Lenders and providing adequate protection to the Lenders in connection therewith), (v) to file with the

Bankruptcy Court on the Petition Date a prepackaged chapter 11 plan of reorganization in the form and substance attached hereto as Exhibit C (the “Plan”) and a related disclosure statement (the “Disclosure Statement”), in form and substance reasonably satisfactory to the Agent and to Consenting Lenders that hold at least 66-2/3% of the amount of the principal term loan obligations under the Credit Agreement and constitute more than fifty percent of the Term Loan Lenders under the Credit Agreement (the “Required Consenting Lenders”), (vi) to seek approval of the Disclosure Statement and confirmation of the Plan at the earliest practicable date, which in any event shall be no later than seventy (70) days after the Petition Date, (vii) not to take any action not otherwise required by law that is inconsistent with this Support Agreement, the Plan and the Term Sheet, (viii) not, nor encourage any other person or entity, to interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding the Term Sheet or the overall Restructuring, (ix) to otherwise use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Support Agreement and the Term Sheet; (x) not to file a motion with the Bankruptcy Court pursuant to section 363(b) of the Bankruptcy Code, including any motion pertaining to employee benefits or compensation, without the consent of the Required Lenders; (xi) prior to the Effective Date (as defined in the Plan), not make any cash payments to the holders of the Notes on account of the obligations evidenced by the Notes or to any holders of any equity interests in the Company; (xii) operate in the ordinary course of business consistent with past practice and use commercially reasonable efforts to keep intact the assets, operations and relationships of the business, and the Company shall inform the Required Lenders as soon as reasonably practicable about all occurrences which may have a material adverse effect on the assets, operations or relationships of the Company’s business; (xiii) to pay all reasonable, actual and documented fees of the Agent incurred in connection with the Restructuring; and (xiv) to promptly notify the Agent and deliver to the Agent any expressions of interest, letters of intent, or any proposals received from a potential acquirer with respect to any proposed restructuring alternative that, in the Board of Directors’ exercise of its fiduciary obligations as described in Section 3 hereof, is bona fide, based on adequate financial wherewithal, and worthy of evaluation; provided, however, that all obligations of the Company under this subsection shall be subject to the terms of Section 3 below.

(c)	Until the Termination Date, each Lender, severally and not jointly, agrees to (i) when solicited, and subject to the acknowledgements set forth in Section 7 hereof, vote each claim (as defined in section 105(a) of title 11 of the United States Code) (a “Claim”) or interest it holds (in any capacity) in favor of the Plan and not change or withdraw (or cause to be changed or withdrawn) such vote, provided, however, that such vote shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date, (ii) at the sole cost of the Company, use its reasonable efforts to support confirmation of the Plan and approval of the Disclosure Statement, and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan, (iii) at the sole cost of the Company, use its reasonable efforts to support (and not object to) the “first day” motions and other motions consistent with this Support Agreement filed by the Company in furtherance of the Restructuring, (iv) to consent to the Company’s request for approval on an interim and final basis (to the extent applicable) of consensual use of cash pledged as collateral to the Lenders and providing adequate protection to the Lenders in connection therewith, (v) refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring, the Plan, or that is otherwise inconsistent with the terms of this Support Agreement and the Term Sheet, and (vi) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any restructuring for the Company, including any plan of reorganization or liquidation in the Chapter 11 Cases other than the Restructuring.

(d)	Until the Termination Date, each Consenting Noteholder, severally and not jointly, in its capacity as a holder of Notes, a holder of Otelco’s common stock, or in any other capacity, hereby agrees to (i) when solicited, and subject to the acknowledgements set forth in Section 7 hereof, vote all Claims or interests it holds (in any capacity) in favor of the Plan and not change or withdraw (or cause to be changed or withdrawn) such vote(s), (ii) at the sole cost of the Company, use its

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reasonable efforts to support confirmation of the Plan and approval of the Disclosure Statement, and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan, (iii) at the sole cost of the Company, use its reasonable efforts to support (and not object to) the “first day” motions and other motions consistent with this Support Agreement filed by the Company in furtherance of the Restructuring, including any motion to preserve or extend exclusivity, if applicable, (iv) refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring, the Plan, or that is otherwise inconsistent with the terms of this Support Agreement and the Term Sheet, and (v) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any restructuring for the Company, including any plan of reorganization or liquidation in the Chapter 11 Cases other than the Restructuring contemplated by this Support Agreement and the Term Sheet.

(e)	Without limiting any other provision hereof, until the Termination Date, the Company and the Consenting Lenders hereby agree to negotiate in good faith each of the definitive agreements, documents, motions and other pleadings referenced in, or reasonably necessary or desirable to effectuate the transactions contemplated by, the Term Sheet and the Plan. Such definitive agreements and documents may include, without limitation: (i) the Plan, articles of formation and bylaws, certificates of formation and operating agreements, as applicable, of Otelco and each of its subsidiaries, shareholders agreement and registration rights agreement, all of which shall be in the form attached to the Term Sheet, with any modifications thereto to be in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion; and (ii) the Disclosure Statement, guaranties, collateral agreements and all motions, including but not limited to the “first-days,” the Plan and the Disclosure Statement motions, all of which shall be consistent in all respects with and incorporate, as applicable, the terms of the Term Sheet, in form and substance reasonably satisfactory to the Agent and the Required Lenders (both (i) and (ii), collectively, the “Definitive Documentation”).

(f)	Each of the Parties agrees, severally and not jointly, that it will not take any action that would interfere with, delay, or postpone the effectuation of the Restructuring contemplated by this Support Agreement and the Term Sheet and, if necessary, confirmation and consummation of the Plan and implementation of the restructuring transactions contemplated thereunder.

Section 2.	Termination Events.

2.1	Lender Termination Events.

The occurrence of any of the following, unless waived by the applicable Consenting Lender(s), shall be a “Lender Termination Event”:

(a)	11:59 p.m. (EST) on February 14, 2013, unless the Solicitation has commenced;

(b)	11:59 p.m. (EST) on the date that is forty-five (45) days from the date that Solicitation commences, unless the Chapter 11 Cases have commenced in the Bankruptcy Court and the Plan and Disclosure Statement have been filed with the Bankruptcy Court;

(c)	seventy-five (75) calendar days after the Petition Date, unless the Bankruptcy Court has entered an order confirming the Plan and approving the Disclosure Statement (the “Confirmation Order”);

(d)	eight (8) Business Days after the date of the commencement of the Chapter 11 Cases, unless the Bankruptcy Court enters an interim order in form and substance reasonably satisfactory to the Agent, authorizing the Company to use cash collateral, granting adequate protection to the Lenders, and scheduling a final hearing with respect to such matters;

(e)	forty-five (45) calendar days after the Petition Date, unless the Bankruptcy Court enters a final order, in form and substance reasonably satisfactory to the Agent, authorizing the Company to use cash collateral and granting adequate protection to the Lenders;

(f)	thirty-five (35) calendar days after the date upon which the Confirmation Order is entered, unless the Company has substantially consummated the Plan pursuant to its terms prior thereto (the

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“Effective Date Deadline”), provided, however, that the Effective Date Deadline shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending;

(g)	any court of competent jurisdiction (including the Bankruptcy Court) or other competent governmental or regulatory authority enters an order that any material provision of this Support Agreement is unenforceable in whole or in part;

(h)	any court of competent jurisdiction (including the Bankruptcy Court) or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company;

(i)	the occurrence of any material breach of this Support Agreement (to the extent not otherwise cured or waived in accordance with the terms hereof);

(j)	the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Company shall file a motion or other request for such relief;

(k)	the Company takes any action that is materially inconsistent with the Company’s obligations pursuant to Section 1.1 hereof or materially adverse to the Consenting Lenders, including, but not limited to, withdrawing the Plan, publicly announcing its intention not to support the Plan, filing any plan of reorganization and/or disclosure statement that is not consistent with the Term Sheet or seeking to sell all or substantially all of its assets under section 363 of the Bankruptcy Code;

(l)	a filing by the Company of any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the Credit Agreement or the documents related thereto (collectively, the “Secured Obligations”) or, other than as contemplated by the Restructuring, any other cause of action against and/or seeking to restrict the rights of the Lenders with respect to the Secured Obligations, or the prepetition liens securing such Secured Obligations;

(m)	the amendment or modification of the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, which amendment or modification is (i) materially inconsistent with this Support Agreement or the Term Sheet, or (ii) materially adverse to the Consenting Lenders;

(n)	the board of directors of Otelco (the “Board of Directors”) terminates this Support Agreement pursuant to Section 3 hereof (a “Board Termination”);

(o)	the failure by the Company to have substantially consummated the Restructuring pursuant to the terms of this Support Agreement and the Term Sheet prior to June 30, 2013; provided, however, that such date shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending;

(p)	any representation or warranty that the Company made in Section 5 herein is incorrect in any material respect on, or as of, the date made, and such default (unless it is a willful misrepresentation) shall continue unremedied for a period of ten (10) days after the earlier of (i) the date upon which the Company knew of such failure or (ii) the date upon which written notice thereof is given by any Party to the Company;

(q)	the Plan or any document attached to the Term Sheet is not in the form attached to the Term Sheet with any modifications thereto to be in the form and substance satisfactory to the Agent and Required Consenting Lenders in their sole discretion;

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(r)	the Disclosure Statement, the order confirming the Plan, or any document that is part of the Plan Supplement (as defined by the Plan) and not attached to the Term Sheet are not in the form and substance reasonably acceptable to the Agent and Required Consenting Lenders;

(s)	prior to the Effective Date, the Company makes any payment to any holder of a Note on account of the obligations under the Notes other than professional fees, if any, that may be paid to Consenting Noteholders under this Support Agreement, without the consent of the Agent and the Required Consenting Lenders;

(t)	prior to the Effective Date, the Company makes any dividend or other payment to equity holders of the Company without the consent of the Agent and the Required Consenting Lenders;

(u)	the occurrence of a material adverse change with respect to the financial condition, collateral, operations, business or prospects of the Company, taken as a whole, provided, however, that none of the following shall constitute a material adverse change: (i) changes resulting from the filing or announcement of the Chapter 11 Cases of the type that customarily occur as a result of the commencement of a case under chapter 11 of the Bankruptcy Code; or (ii) any suspension in trading or de-listing of the securities of Otelco on any exchange on which such securities are listed;

(v)	an Event of Default (as defined in the Credit Agreement) other than an Event of Default set forth on Exhibit E occurs and is continuing;

(w)	the Bankruptcy Court enters an order invalidating, subordinating, recharacterizing or disallowing in any respect, as applicable, either the enforceability, perfection, priority, or validity of the liens or claims of the Lenders under the Credit Agreement and all other related credit documents;

(x)	the Bankruptcy Court grants relief that is materially inconsistent with this Support Agreement, the Plan or the Term Sheet;

(y)	unless previously agreed to by the Agent, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets having an aggregate value in excess of $500,000; or

(z)	the Company files a motion to reject this Support Agreement.

2.2	Noteholder Termination Events.

The occurrence of any of the following, unless waived by the applicable Consenting Noteholder(s), shall be a “Noteholder Termination Event;” provided that a Noteholder Termination Event shall only terminate this Support Agreement with respect to the applicable terminating Consenting Noteholder(s) and shall remain binding upon all non-terminating Plan Support Parties:

(a)	the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Company shall file a motion or other request for such relief;

(b)	the Company takes any action that is materially inconsistent with the Company’s obligations pursuant to Section 1.1 hereof or materially adverse to the Consenting Noteholders, including, but not limited to, withdrawing the Plan, publicly announcing its intention not to support the Plan or filing any plan of reorganization and/or disclosure statement that is not consistent with the Term Sheet;

(c)	the amendment or modification of the Plan, the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, which amendment or modification is (i) materially inconsistent with this Support Agreement or the Term Sheet, or (ii) materially adverse to the Consenting Noteholders; or

(d)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation

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of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company.

2.3	Company Termination Events.

The occurrence of any of the following, unless waived by the Company, shall be a “Company Termination Event” and together with any Lender Termination Event and any Noteholder Termination Event, a “Termination Event”:

(a)	any Board Termination;

(b)	the Consenting Term Loan Lenders at any time (i) hold less than 66-2/3% of the amount of all Term Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Term Loan Lenders under the Credit Agreement;

(c)	the Consenting Revolving Loan Lenders at any time (i) hold less than 66-2/3% of the amount of all Revolving Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Revolving Loan Lenders under the Credit Agreement;

(d)	one or more Consenting Term Loan Lenders materially breaches its obligations under this Support Agreement, such that the non-breaching Consenting Term Loan Lenders at any time (i) hold less than 66-2/3% of the amount of all Term Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Revolving Loan Lenders under the Credit Agreement;

(e)	one or more Consenting Revolving Loan Lenders materially breaches its obligations under this Support Agreement, such that the non-breaching Consenting Revolving Loan Lenders at any time (i) hold less than 66-2/3% of the amount of the Revolving Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Revolving Loan Lenders under the Credit Agreement;

(f)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company; or

(g)	the failure by the Company to have substantially consummated the Restructuring pursuant to the terms of this Support Agreement and the Term Sheet prior to June 30, 2013; provided, however, that such date shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending.

2.4	Consensual Termination.

In addition to the Termination Events set forth in Section 2 hereof, this Support Agreement shall terminate effective upon a written agreement of the Company and the Required Consenting Lenders to terminate this Support Agreement.

2.5	Termination Event Procedures.

(a)	Termination Event Procedures. Upon the occurrence of a Termination Event set forth in Sections 2.1 (a), (b), (c), (d), (e), (f), (h), (j), (l), (q) and (s) this Support Agreement shall automatically terminate. Upon the occurrence of any other applicable Termination Event, a Plan Support Party may effect termination through delivery of written notice (“Termination Notice”) to counsel to (i) the Consenting Lenders, (ii) the Company and (iii) the Consenting Noteholders (the date of the effectiveness of any such termination, the “Termination Date”). Except in the case of a Board Termination or any Termination Event set forth in Sections 2.1(a), (b), (c), (d), (e), (f), (h), (j), (l), (q) and (s), any Plan Support Party who receives a Termination Notice shall have three (3) Business Days to cure the noticed Termination Event. The automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified solely for purposes of providing notice hereunder.

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(b)	Effect of Termination. Subject to the terms of Section 2.5(a) hereof, the delivery of a Termination Notice by the Company or the Required Consenting Lenders shall terminate this Support Agreement and all obligations hereunder other than those contained in Sections 6, 7, 8.2, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.10 shall terminate and be of no further force and effect in its entirety. The delivery of a Termination Notice by a Consenting Lender or Consenting Noteholder shall only terminate this Support Agreement with respect to the applicable Consenting Lender or Consenting Noteholder providing such Termination Notice. Upon termination of this Support Agreement, each Consenting Lender may, acting individually and of their own accord, withdraw or revoke its vote in support of the Plan. Notwithstanding anything to the contrary contained herein, termination of this Support Agreement shall not relieve any Plan Support Party that breaches this Support Agreement from liability for such breach except as described in Section 6.

2.6	Limitation on Termination.

Except with respect to a Board Termination, no occurrence shall constitute a Termination Event if such occurrence is the result of the action or omission of the Party seeking to terminate this Support Agreement.

Section 3.	The Company’s Fiduciary Obligations.

The Company may terminate this Support Agreement following a determination by the board of directors of Otelco or its subsidiaries who are parties to the Credit Agreement, following consultation with and receiving advice from outside counsel qualified in such matters, that the termination of this Support Agreement is necessitated by such board’s fiduciary obligations because such board has determined reasonably and in good faith that there is a more favorable restructuring alternative to Otelco or its subsidiaries (as applicable) and their applicable stakeholders than the Restructuring, taking into account, among other things, the likelihood and timing of closing such alternative restructuring as compared to the Restructuring; and provided, that the Company shall promptly notify the Agent and deliver to the Agent any expressions of interest, letters of intent, or any proposals received from a potential acquirer with respect to any such proposed restructuring alternative that, in the board’s exercise of its fiduciary obligations, determines is bona fide, based on adequate financial wherewithal, and worthy of evaluation.

Section 4.	Condition Precedent to Support Agreement.

The obligations of the Parties and the effectiveness hereof are subject to the execution and delivery of signature pages for this Support Agreement by each of (a) the Company, (b) the Consenting Term Loan Lenders holding no less than (i) 66-2/3% of the amount of all Term Loan Lenders’ Claims under the Credit Agreement, and (ii) a majority of the Term Loan Lenders under the Credit Agreement, and (c) the Consenting Revolving Loan Lenders holding no less than (i) 66-2/3% of the amount of all Revolving Loan Lenders’ Claims under the Credit Agreement, and (ii) a majority of the Revolving Loan Lenders under the Credit Agreement (the date upon which such condition is satisfied, the “Effective Date”).

Section 5.	Representations, Warranties and Covenants.

5.1	Power and Authority.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that, as of the date of this Support Agreement, (i) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.2	Enforceability.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that this Support Agreement is the legally valid and binding obligation of it, enforceable in accordance with its

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terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally.

5.3	Governmental Consents.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party that, as of the date of this Support Agreement, the execution, delivery, and performance by it of this Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) any of the foregoing as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws, (ii) any of the foregoing as may be necessary and/or required in connection with the Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Plan, (iii) filings of amended certificates of incorporation or articles of formation or other organizational documents with applicable state authorities, and other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company, (iv) any of the foregoing as may be necessary and/or required pursuant to the rules, regulations and governing statutes for the Federal Communications Commission and any applicable state public utility commissions or similar federal, state, local or foreign regulatory entities, and (v) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely, individually or in the aggregate, to materially delay or materially impair the ability of any Party hereto to consummate the transactions contemplated hereby.

5.4	Ownership.

(a)	Each Consenting Lender, severally and not jointly, represents, warrants and covenants to the Company for itself that (i) such Party is the holder of Claims against the Company in the principal amounts indicated on such Consenting Lender’s signature page or has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Claims to the terms of this Support Agreement, (ii) such Consenting Lender (a) has and shall maintain full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Claims and to exchange, assign and transfer such Claims, and (iii) other than pursuant to this Support Agreement, such Claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Lender’s performance of its obligations contained in this Support Agreement.

(b)	Each Consenting Noteholder, severally and not jointly, represents, warrants and covenants to the Company that (i) such Party is the holder of the Claims against the Company in the principal amounts indicated on such Consenting Noteholder’s signature page hereto, or has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Claims to the terms of this Support Agreement, (ii) such Consenting Noteholder (a) has and shall maintain full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Claims and to exchange, assign and transfer such Claims, and (iii) other than pursuant to this Support Agreement, such Claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Support Agreement.

5.5	Other Support Agreements.

Until the Termination Date, the Company shall not enter into any other restructuring support agreement related to a partial or total restructuring of the Company’s obligations.

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Section 6.	Remedies.

It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief for any such breach. The Company and the Plan Support Parties agree that for so long as the Company and the Plan Support Parties have not taken any action to prejudice the enforceability of this Support Agreement (including without limitation, alleging in any pleading that this Support Agreement is unenforceable), have taken such actions as are reasonably required or desirable for the enforcement hereof and have otherwise complied with the terms of this Support Agreement, then the Company and the Plan Support Parties shall have no liability for damages hereunder in the event a court determines that this Support Agreement is not enforceable.

Section 7.	Acknowledgement.

This Support Agreement and the Term Sheet and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Support Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Notwithstanding anything herein to the contrary, the Company will not solicit acceptances of the Plan from any Plan Support Party until such Plan Support Party has been provided with a Disclosure Statement which complies with applicable nonbankruptcy law pursuant to the Solicitation.

Section 8.	Miscellaneous Terms.

8.1	Assignment; Transfer Restrictions.

(a)	Each Plan Support Party hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of any Claim under the Credit Agreement, any Notes or any other Claim against or interest in the Company unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a Joinder (as defined in Section 8.1(c) hereof) to the Company at least two (2) Business Days prior to the relevant transfer. Thereafter, such transferee shall be deemed to be a Plan Support Party, for purposes of this Support Agreement.

(b)	Any sale, assignment, transfer, hypothecation or other disposition of any Claim under the Credit Agreement, any Note or any other Claim against or interest in the Company that either (i) does not comply with the procedures set forth in subsection 8.1(a) hereof; or (ii) acts to delay or otherwise materially effects any regulatory approvals required for the consummation of the Restructuring, shall be deemed void ab initio.

(c)	Any person that receives or acquires any Claims under the Credit Agreement, any Notes or any other Claim against or interest in the Company pursuant to a sale, assignment, transfer, hypothecation or other disposition of such Notes or Claims by a Plan Support Party hereby agrees to be bound by all of the terms of this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Party”) by executing and delivering a joinder in the form of Exhibit D hereto (the “Joinder”). The Joining Party shall thereafter be deemed to be a Plan Support Party for all purposes under this Support Agreement.

(d)	With respect to the Claims under the Credit Agreement, Notes or any other Claim against or interest in the Company held by any Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such Notes or Claims, the Joining Party hereby makes the representations and warranties of the Plan Support Parties, set forth in Section 5 of this Support Agreement to the Company.

(e)	This Support Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Claims under the Credit Agreement, Notes or any other Claim against or interest in the Company; provided that any such Claims under the Credit Agreement, Notes or Claim

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against or interest in the Company, shall automatically be deemed to be subject to the terms of this Support Agreement.

8.2	No Third Party Beneficiaries.

Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Company and each Plan Support Party. No other person or entity shall be a third party beneficiary.

8.3	Entire Agreement.

This Support Agreement, including exhibits and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement; provided, however, that any confidentiality agreement executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

8.4	Counterparts.

This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by email or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.5	Settlement Discussions.

This Support Agreement and the Term Sheet are part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement or in connection with the confirmation of the Plan.

8.6	Reservation of Rights.

Except as expressly provided in this Support Agreement and in any amendment among the Support Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Support Parties to protect and preserve its rights, remedies and interests, including without limitation, its claim against any of the other Support Parties (or their respective affiliates or subsidiaries) or, except as explicitly set forth herein, its full participation in any bankruptcy case filed by the Company. Except as expressly provided herein, the failure of any Support Party to exercise any right, power or remedy provided under this Support Agreement or otherwise available in respect hereof at law or in equity or to insist upon compliance by any other Support Party, and any custom or practice of the Support Parties at variance with the terms hereof, shall not constitute a waiver by such Support Party of its right to exercise any such or other right, power or remedy or to demand such compliance. This Support Agreement and the Restructuring are part of a proposed compromise and settlement of outstanding indebtedness loaned to (or for the benefit of) the Company by the Lenders. If the transactions contemplated by the Term Sheet are not consummated, or if this Support Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

8.7	Governing Law; Waiver of Jury Trial.

(a)	The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties arising out of this Support Agreement, whether sounding in contract, tort or otherwise.

(b)	This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York and the Bankruptcy Code, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that,

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subject to Section 8.7(c) hereof, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)	Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in subsections 8.7(a) or (b) hereof shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Support Agreement.

8.8	Successors.

This Support Agreement is intended to bind the Parties and inure to the benefit of the Plan Support Parties and the Company and each of their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 8.8 shall be deemed to permit any transfer, tender, vote or consent, of any Claims other than in accordance with the terms of this Support Agreement; provided further that to the extent a Plan Support Party has exercised a review right over any Definitive Documentation granted by this Support Agreement, such review right is considered to be fully exercised by such Plan Support Party and, absent any change to such Definitive Documentation over which the review right has been exercised, will not be exercisable by such Plan Support Party’s respective successors, assigns, heirs, executors, administrators or representatives with respect to such Definitive Documentation.

8.9	Nature of Obligations.

Notwithstanding anything to the contrary herein, any obligations of the Plan Support Parties contained herein are several in nature and not joint obligations.

8.10	Acknowledgment of Counsel.

Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Support Agreement and the transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

8.11	Amendments, Modifications, Waivers.

This Support Agreement (including, without limitation, the Term Sheet) may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of the Company and the Required Consenting Lenders; provided, however, that consent to the proposed modification, amendment, supplement or waiver by the Company or Required Consenting Lenders (as applicable) may be in the form of an e-mail by either counsel to the Company, the Agent or counsel to the Agent (as applicable), representing that the Company and Required Consenting Lenders (as applicable) agree to such modification, amendment, supplement or waiver.

8.12	Severability of Provisions.

If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

8.13	Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the applicable addresses set forth

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below; or (b) sent by facsimile transmission or email to the parties listed below with a confirmatory copy delivered by overnight courier.

If to the Company, to:

Otelco Inc. 505 Third Avenue East Oneconta, Alabama 35121
Attention:	Michael D. Weaver

with copies to (for informational purposes only):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
Attention:	Rachel C. Strickland, Esq. Jack M. Tracy II, Esq.
Telecopy:	(212) 728-8111
E-mail:	rstrickland@willkie.com jtracy@willkie.com

Young Conaway Stargatt & Taylor, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801
Attention:	Edmon L. Morton, Esq.
Telecopy:	(302) 571-1253
E-mail:	emorton@ycst.com

Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019
Attention:	Steven Khadavi, Esq.
Telecopy:	(646) 390-6549
E-mail:	khadavi.steven@dorsey.com

If to any Consenting Lender, to:

King & Spalding 1180 Peachtree Street, NE Atlanta, GA 30309
Attention:	Sarah Borders, Esq.
Telecopy:	(404) 572-5100
E-mail:	sborders@kslaw.com

If to any Consenting Noteholder, to the address set forth on its signature page.

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IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

OTELCO INC.,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

BLOUNTSVILLE TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

BRINDLEE MOUNTAIN TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

COMMUNICATIONS DESIGN ACQUISITION LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

CRC COMMUNICATIONS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

GRANBY TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

HOPPER TELECOMMUNICATIONS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

MID-MAINE TELECOM LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

MID-MAINE TELPLUS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

OTELCO MID-MISSOURI LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

I-LAND INTERNET SERVICES LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

OTELCO TELECOMMUNICATIONS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

OTELCO TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

PINE TREE TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

SACO RIVER TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

SHOREHAM TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

WAR TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver Title: Chief Executive Officer

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

[Plan Support Party Signature Pages Redacted]

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT A

Otelco Inc.
Blountsville Telephone LLC
Brindlee Mountain Telephone LLC
Communications Design Acquisition LLC
CRC Communications LLC
Granby Telephone LLC
Hopper Telecommunications LLC
Mid-Maine Telecom LLC
Mid-Maine TelPlus LLC
Otelco Mid-Missouri LLC
I-Land Internet Services LLC
Otelco Telecommunications LLC
Otelco Telephone LLC
Pine Tree Telephone LLC
Saco River Telephone LLC
Shoreham Telephone LLC
War Telephone LLC

EXHIBIT B

TERM SHEET

OTELCO INC.

RESTRUCTURING TERM SHEET

January 31, 2013

This Term Sheet sets forth a proposal for restructuring (the “Restructuring”) Otelco Inc., a Delaware corporation (the “Company” or “Borrower”), and its subsidiaries pursuant to a prepackaged or pre-negotiated plan of reorganization consummated in reorganization cases commenced under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Reorganization Cases”). The Restructuring will restructure outstanding obligations (the “Obligations”) of the Company including, without limitation, (i) the senior secured indebtedness owing under that certain Credit Agreement dated as of October 20, 2008, as amended (as defined below, the “Existing Credit Agreement” and as modified in connection with the Restructuring, the “Amended Credit Agreement”), among the Borrower, the other persons designated therein as “Credit Parties”, General Electric Capital Corporation (“GECC”), acting as agent (in such capacity, “Agent”) on behalf of itself as a lender and the other lenders signatory thereto from time to time (collectively, the “Senior Lenders”) (the senior secured credit facility contemplated by the Existing Credit Agreement, the “Existing Credit Facility”), (ii) the indebtedness under that certain Indenture dated as of December 21, 2004 (the “Indenture”) among the Borrower, certain guarantors thereto and Wells Fargo Bank, N.A. as Trustee (the “Subordinated Debt”) and (iii) the existing equity of the Borrower. This Term Sheet is tentative, preliminary, subject to change, and is solely intended to provide a framework for further discussions; this Term Sheet does not constitute any binding commitment by the Company, the Agent, the Senior Lenders (collectively, the “Parties”) or any other Person to enter into the Restructuring or any other restructuring arrangement, and does not impose any financing or other obligations on any Party. In addition, the terms and conditions of this Term Sheet are subject to due diligence review, the approval of the Agent’s and each Senior Lender’s internal credit authorities and the negotiation and execution of appropriate agreement(s) acceptable to all Parties and based on the structure outlined below. Any resolution of issues among the Parties with respect to the proposed Restructuring or any other matter, if and when agreed to, shall be accomplished solely by execution and delivery of definitive documentation executed by each of the parties thereto as set forth herein after the receipt of approval from their respective governing boards and/or committees (the “Definitive Documentation”). Finally, the discussions relating to this Term Sheet are settlement discussions relating to the resolution of, and potential exercise of, legal rights as between the parties. Consequently, all discussions, documents, or actions are not admissible in any court for any reason, whether pursuant to Federal Rules of Evidence 408 or any similar state rule or law. Unless otherwise specified, all capitalized terms used herein without definition shall have the respective meanings given such terms in the Existing Credit Agreement.

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Amended Credit Agreement
Summary of Terms

Borrower:	Otelco Inc., a Delaware corporation

Other Credit Parties:
Substantially all of the Borrower’s subsidiaries and the other Credit Parties have guaranteed the Obligations under the Existing Credit Agreement and have granted a first priority security interest in substantially all of their respective assets as security for the Obligations. As part of the Restructuring, such subsidiaries and the other Credit Parties will guaranty all of the Obligations under the Amended Credit Agreement and grant a first priority security interest in substantially all of their assets as security for the Obligations.

Existing Credit Facility:	As of January 31, 2013, the Existing Credit Facility consists of the following principal amounts: (a) $0 in outstanding Revolving Loans and (b) a $162,000,000 Term Loan (“Existing Term Loan”).

Conversion of Existing Credit Facility:
On the date that the Restructuring closes (the “Closing Date”), (i) the Borrower shall use all available cash above $5 million, to make a cash payment to the Agent and Senior Lenders in an amount which is expected to reduce the principal amount of the Existing Term Loan to $142,000,000; provided, however, that such payment shall not be less than $20,000,000 (the “Closing Date Payment”) and such Closing Date Payment shall be a condition to the undertakings of the Agent and Senior Lenders to enter into the Restructuring pursuant to the Definitive Documentation, (ii) the Existing Term Loan, less the Closing Date Payment, shall remain outstanding as the restructured term loan (the “Restructured Term Loan”), (iii) the Revolving Loan Commitment shall be reduced to $5,000,000 (the “Restructured Revolving Credit Facility”, together with the Restructured Term Loan, the “Restructured Credit Facility”) and (iv) as consideration for the amendments and accommodations contemplated by the proposed restructuring, including the extension of maturity of the obligations under the Existing Credit Agreement, the Senior Lenders shall collectively receive limited voting shares of Borrower (the “Class B Shares”), representing 7.5% of the total economic interests in the Borrower, subject to dilution by the Management Equity Plan. On the date that all of the Obligations under the Amended Credit Agreement have been paid in full (including the cash collateralization of any outstanding letters of credit) and the commitments thereunder have terminated, the Class B Shares shall automatically convert into Class A Shares (as defined below) with the same economic and voting interests as were in effect immediately prior to such date.

Subordinated Debt:
The Subordinated Debt, plus all accrued interest thereon and all other amounts due and owing in respect thereof, shall be converted on the Closing Date into 100% of the Class A voting shares of the Borrower (the “Class A Shares”), representing 92.5% of the total economic and voting interests in the Borrower, subject to dilution by the Management Equity Plan.

Existing Equity:	All equity interests in the Borrower, including any right, warrant or option to acquire any equity interest in the Borrower, shall be cancelled and extinguished on the Closing Date.

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Closing Date Cash on Hand:	The Borrower shall have not less than $5,000,000 in cash on hand on the Closing Date.

Restructured Revolving Credit Facility:
On the Closing Date, the Restructured Revolving Credit Facility will be reduced to $5,000,000 in principal amount. Any portion of the Restructured Revolving Credit Facility which may be repaid from time to time may be reborrowed, subject the applicable provisions of the Amended Credit Agreement. The proceeds of any new Revolving Loans may be used to finance Borrower’s working capital and capital expenditure needs and to finance transaction costs and expenses related to the Restructuring.

Restructured Term Loan:
On the Closing Date, and after application of the Closing Date Payment Amount, the principal amount of the Restructured Term Loan shall be not more than $142,000,000. Amounts paid on the Restructured Term Loan may not be reborrowed.

Excess Cash Flow Payment:
The Restructured Term Loans shall be subject to quarterly mandatory prepayments equal to 75% of the Borrower’s Excess Cash commencing with the fiscal quarter ending March 31, 2013; provided, however, that each such mandatory prepayment shall be reduced to an amount equal to 50% of the Borrower’s Excess Cash if on the applicable quarterly payment date the Borrower’s Consolidated Total Leverage Ratio is less than or equal to 2.25:1.00.

Amortization of Restructured Term Loan:	Straight-line amortization at 5.0% per annum commencing the first quarter after the Closing Date, payable quarterly in arrears.

Maturity Date:	April 30, 2016

Financial Covenants:	The Amended Credit Agreement will include financial covenants substantially similar to those in the Existing Credit Agreement but modified to reflect the Borrower’s projected financial performance.

Sale Covenant:
The Amended Credit Agreement and the Borrower’s Articles will include a sale covenant acceptable to the Agent and the Senior Lenders which shall be triggered in the event that (x) the Borrower’s Consolidated Total Leverage Ratio (to be measured at the end of each fiscal quarter) exceeds 4.25:1.0 or (y) there is a payment default under the Amended Credit Agreement (each, a “Trigger Event”). The sale covenant shall require the Borrower to sell all of the equity interests or all or substantially all of the assets of the Credit Parties (the “Sale Covenant”) within one hundred eighty days after the occurrence of a Trigger Event (the “Initial Outside Date”) and shall include progress milestones acceptable to the Agent and Requisite Senior Lenders and in any event shall include selection of an investment banker acceptable to the Agent and Requisite Senior Lenders. Provided, however, if final regulatory approvals from the FCC and/or applicable PUCs has not been obtained by the Initial Outside Date, and the Company is working in good faith to obtain such approvals then the Company may extend the Initial Outside Date, solely to the extent necessary to enable the Company to obtain such approvals, by up to 120 days by giving notice of such extension to the Seniors Lenders.

Any waiver or amendment of the Sale Covenant shall require the consent of Requisite Lenders with respect to any amendment of the Sale Covenant in the Amended Credit Agreement and the consent of the majority of holders of

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Class B Shares with respect to any amendment of the Sale Covenant in the Borrower’s Articles. The Borrower shall no longer be required to comply with the Sale Covenant (and the Sale Covenant contained in the Borrower’s Articles may be deemed to expire or be inoperative) if, and after, all of the Obligations under the Amended Credit Agreement have been paid in full (including the cash collateralization of any outstanding letters of credit) and the commitments thereunder have terminated.

Restricted Payments:	None permitted.

Interest:
Interest on the Revolving Loans and the Restructured Term Loan will be payable in cash in arrears on the applicable Interest Payment Dates and bear interest at the following rates: (i) with respect to the Revolving Loans or Restructured Term Loans which are designated as Index Rate Loans, the Index Rate (not less than 4.25% per annum) plus 3.25% per annum or (ii) with respect to the Revolving Loans or Restructured Term Loans which are designated as LIBOR Rate Loans, the LIBOR Rate (not less than 3.0% per annum) plus 3.5% per annum.

Unused Commitment Fee:	The unused commitment fee payable with respect to the Restructured Revolving Credit Facility will be 0.50% per annum.

Prepayment Requirements and Commitment Reductions:	Except as otherwise provided in this Term Sheet, prepayment requirements and commitment reduction terms shall conform to requirements and terms set forth in the Existing Credit Agreement.

Collateral:
All Obligations under the Amended Credit Agreement shall be secured by first priority security interests on all existing and after acquired assets of the Credit Parties (subject to mutually agreed exceptions and exclusions), including, without limitation, a pledge of the Borrower’s Subsidiaries.

Events of Default:
Events of Default in the Amended Credit Agreement shall be substantially the same as in the Existing Credit Agreement, and shall also include Events of Default arising from defaults under the Restructuring Documents. A Change in Control Event shall constitute an Event of Default under the Amended Credit Agreement. “Change of Control Event” means (i) any sale of all or substantially all of the assets of the Borrower or any of its Subsidiaries; (ii) a merger of Borrower or any of its Subsidiaries; (iii) any direct or indirect acquisition of securities of the Borrower or any of its Subsidiaries that results in any Person (or Persons acting together as a group) acquiring securities representing 50% or more of the voting power of all outstanding voting securities of the Borrower (or any of its Subsidiaries) in a transaction or series of transactions after the date hereof; or (iv) any other similar transaction or series of transactions that results in any Person (or Persons acting together as a group) acquiring 50% or more of the voting power of all outstanding voting securities of the Borrower (or any of its Subsidiaries) after the date hereof.

Collections/Cash Management:	Cash management system, including blocked account/control agreements, acceptable to the Agent.

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Documentation:
The Existing Credit Agreement shall be amended in the form of the Amended Credit Agreement, which Amended Credit Agreement shall be in the form attached to this Term Sheet, with any modifications thereto to be in form and substance satisfactory to the Agent and the Requisite Lenders in their sole discretion. All guarantees, pledge agreements and security documents will be reaffirmed or amended and restated.

Reporting Requirements:	Reporting requirements in the Amended Credit Agreement shall be amended to require monthly reporting and shall include an increased level of detail, as acceptable to the Senior Lenders.

Conditions to Closing:
The Existing Credit Agreement shall be amended to contain such conditions to funding as are customary for senior secured credit facilities of the type described herein and as are acceptable to the Agent and the Senior Lenders. All extensions of credit under the Amended Credit Agreement will be subject to the continuing accuracy of representations and warranties and the absence of defaults.

It is anticipated that the conditions to the effectiveness of the Amended Credit Agreement would include, but not be limited to, the following, each of which must be satisfied or waived as determined by the Agent and the Senior Lenders in their sole discretion:

On the Closing Date, the Articles and the Bylaws of the Borrower will be amended and restated to the extent necessary or appropriate to effectuate the provisions of the Restructuring (including, without limitation, an amendment to the Borrower’s organizational documents to provide for the creation and issuance of the Class B Shares, to provide for the Sale Covenant and such further amendments as described below).

No material adverse change with respect to the financial condition, collateral, operations, business or prospects of the Borrower and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a material adverse change: (i) changes resulting from the filing or announcement of the Reorganization Cases of the type that customarily occur as a result of the commencement of a case under chapter 11 of the Bankruptcy Code; or (ii) any suspension in trading or de-listing of the securities of the Borrower on any exchange on which such securities are listed.

Any third-party and regulatory approvals and consents necessary to consummate the transactions contemplated by the Restructuring shall have been obtained.

The (i) Plan, (ii) Amended Credit Agreement, (iii) Articles and Bylaws, certificates of formation and operating agreements, as applicable, of the reorganized Borrower and each of its subsidiaries, (iv) registration rights agreement of the Borrower, and (v) shareholders agreement of the reorganized Borrower shall each be in the form attached hereto, with any modifications thereto to be in form and substance satisfactory to the Agent and the Requisite Lenders in their sole discretion. The (i) motions filed by the Company in furtherance of the Restructuring, including “first day” motions, (ii) order confirming the Plan, and (iii) all other Definitive Documentation evidencing the transactions contemplated by the Restructuring shall be consistent with this Term Sheet and shall be in form and substance reasonably satisfactory to

5

the Agent and the Requisite Lenders. All Definitive Documentation evidencing the transactions (collectively, the “Restructuring Documents”) shall have been executed and delivered by all of the parties thereto and all such transactions shall have been consummated on the Closing Date.

The Agent and the Senior Lenders shall have received such resolutions, consents, certificates, legal opinions and other documents as they shall have requested with respect to the execution and delivery of the Amended Credit Agreement and the Restructuring Documents, and all related transactions and performance of the obligations created thereunder.

All fees and expenses of the Agent to be paid at closing.

Purchase of Senior Lenders’ Class B Shares:
Within fifteen days after the indefeasible payment in cash in full of the Borrower’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and termination of the Commitments thereunder, the Borrower may elect, at its option, to purchase the Senior Lenders’ Class B Shares for an amount equal to (i) 2.5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date, if the repurchase is effected on or before March 31, 2014; (ii) 5% of the outstanding principal obligations under the Restructured Credit Agreement as of the Closing Date if the repurchase is effected after March 31, 2014 and on or before March 31, 2015; or (iii) 7.5% of the outstanding principal obligations under the Restructured Credit Agreement as of the Closing Date, if the repurchase is effected after March 31, 2015 and on or before March 31, 2016. The Borrower’s right to purchase the Class B Shares shall terminate on March 31, 2016.

Expenses:
Borrower shall pay all reasonable, actual out-of-pocket legal fees and other reasonable, actual out-of-pocket expenses of the Agent related to the arrangement, documentation and closing of the Restructuring or otherwise outstanding, documented in summary form consistent with past practice.

Releases:
The Borrower will agree to release the Agent, the Senior Lenders who vote in favor of the Plan of Reorganization (as defined below) and their affiliates from any and all claims relating to the Existing Credit Facility and the transactions contemplated by this Term Sheet.

Required Consents:
The Borrower and other Credit Parties shall file voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and seek to effect the Restructuring under a plan of reorganization (“Plan of Reorganization”).

Governing Law:	New York

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Equity Structure
Summary of Terms

Issuer:	Otelco Inc.

Equity Ownership Split[1]:
Senior Lenders — 7.5%
Subordinated Lenders — 92.5%
Management Equity Plan — stock options to the Reorganized Company’s senior management for a percentage of Class A Shares not to exceed 10% of the total voting and economic interest of the Reorganized Company.

Transfer Rights — Class B Shares:
The Amended Credit Agreement will provide that prior to the payment in full of the Borrower’s obligations under the Restructured Credit Facility (including the cash collateralization of any outstanding letters of credit) and termination of commitments thereunder, the Senior Lenders and their affiliates will not transfer the Class B Shares unless they transfer a ratable portion of their respective rights and obligations under the Amended Credit Agreement.

Board of Directors:
The Borrower shall have a seven-member board of directors (the “Board of Directors”) consisting of: the CEO of Borrower (the “CEO”); three directors elected by the holders of the Class A Shares (the “Class A Appointees”); and three directors elected by the holders of the Class A Shares who a majority of the holders of the Class B Shares have confirmed are acceptable to such holders as to experience, qualifications, disinterestedness, independence and integrity (the “Special Directors”). The disinterestedness requirement for each Special Director shall include that such Special Director shall not have any material business or close personal relationships or any history of any material business or close personal relationships with any or all of the Senior Agent, the Senior Lenders, the Subordinated Debt Holders, management, the Borrower and their respective Affiliates Any replacement director for a Special Director must also be satisfactory to a majority of the holders of Class B Shares (until and unless such shares are converted to Class A Shares) as to qualifications, experience, integrity, independence and disinterestedness.

Decisions of the Board of Directors shall be made based upon a majority of votes.

Initially, all directors will each have one (1) vote.

Following the occurrence of any Trigger Event, the Class A Appointees and the CEO will each have one (1) vote, and the Special Directors will each have two (2) votes. If there is any vacancy among the Special Directors, then the votes of the remaining Special Directors shall be increased on a pro rata basis such that the Special Directors shall be entitled to cast nine votes in the aggregate.

[1]	In each case, subject to dilution by the Management Equity Plan.

7

After the indefeasible payment in cash in full of the Borrower’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and termination of the Commitments thereunder, then all of the members of the Board of Directors of Borrower shall be determined by the holders of a majority of the total voting interests of Borrower.

Any voluntary bankruptcy filing must be approved by Special Directors holding at least 2/3 of the votes then entitled to be cast by all of the Special Directors.

Board Observation Rights:	A holder of Class B Shares will have a right to appoint a board observer, as long as it continues to hold at least 15% of the number of shares acquired by the Senior Lenders in the Restructuring.[2]

Drag Rights:
The shares of the Borrower will be subject to a shareholders’ agreement with drag-along rights in favor of holders of (a) Class A Shares prior to a Trigger Event provided that the Amended Credit Agreement is paid in full and all commitments thereunder terminated and (b) Class B Shares following a Trigger Event. Notwithstanding the foregoing, in connection with the enforcement of drag-along rights, (i) no shareholder shall be required to (a) make any representations or warranties regarding the Borrower or any Credit Party or (b) agree to enter into any non-solicitation or non-compete agreement; (ii) any representations and warranties by a shareholder shall be on a several and not joint basis and limited to fundamental matters pertaining to such shareholder (e.g., ownership and due authorization); (iii) each shareholder shall only be liable for its pro rata share of any indemnification obligation (which in the case of a breach by a shareholder of certain fundamental representations pertaining to such shareholder, is 100% of the indemnification obligation arising therefrom); and (iv) the indemnification obligations of each shareholder shall be several, not joint, and capped at the amount of net proceeds it receives or less in connection with the transaction (other than indemnification for breach of certain fundamental representations pertaining to such shareholder).

Preemptive Rights:	The holders of Class B Shares will have customary preemptive rights with respect to any new issuance of equity securities by the Borrower, subject to customary exceptions

Information Rights:	Holders of Class B Shares will be entitled to customary information rights.

Registration Rights:	Holders of the Class B Shares will be entitled to customary registration rights.

Governing Law:	Delaware

[2]	Company will not be required to pay costs associated with observers.

8

EXHIBIT C

PLAN

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

X
In re	:	Chapter 11
:
Otelco Inc., et al.	:	Case No. [] ([])
:
Debtors.	:	(Jointly Administered)
X

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR
OTELCO INC. AND ITS AFFILIATED DEBTORS

Dated: February 1, 2013

WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801 (302) 856-6600

Counsel for Debtors and Debtors in Possession

i

ii

EXHIBITS

EXHIBITS IN THE PLAN SUPPLEMENT

Exhibit 1	New Senior Secured Credit Facility Agreement

Exhibit 2	New Stockholders Agreement

Exhibit 3	List of Officers and Directors

Exhibit 4	Certificate of Incorporation of Otelco Inc.

Exhibit 5	Bylaws of Otelco Inc.

Exhibit 6	Management Equity Plan

Exhibit 7	New Registration Rights Agreement

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

A.	Definitions.

The capitalized terms set forth below shall have the following meanings:

1.1   510(b) Subordinated Notes Claim means a Claim of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code, if any, which Claim is related to a Subordinated Notes Claim.

1.2   Administrative Claim means a Claim, other than a Fee Claim or a claim for payment of U.S. Trustee Fees, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries or commissions for services rendered).

1.3   Allowed _________ Claim means a Claim that is Allowed in the specified Class. For example, an Allowed Class 1 Claim or Allowed Senior Secured Term Loan Claim is an Allowed Claim in the Senior Secured Term Loan Claims Class designated herein as Class 1.

1.4   Allowed means, with respect to any Claim or Interest, to the extent such Claim or Interest is: (a) not Disputed; and (b) (i) is scheduled by the Debtors in their schedules of assets and liabilities (if filed) pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed and for which no contrary proof of claim has been filed, (ii) proof of which has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Bankruptcy Court, or late filed with leave of the Bankruptcy Court; and not objected to within the period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Bankruptcy Court, (iii) has been allowed by an agreement between the holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iv) has otherwise been allowed by a Final Order or pursuant to the Plan. An Allowed Claim: (a) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and (b) shall be net of any setoff amount that may be asserted by any Debtor against the holder of such Claim, which shall be deemed to have been setoff in accordance with the provisions of the Plan.

1.5   Ballot means the ballot distributed to each holder of a Claim eligible to vote on the Plan, on which ballot such holder of a Claim may, inter alia, vote for or against the Plan.

1.6   Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Reorganization Cases.

1.7   Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.8   Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the District of Delaware), as applicable to the Reorganization Cases.

1.9   Bar Date means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

1.10   Business Day means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.11   Cash means cash and cash equivalents, including, but not limited to, bank deposits, checks, and other similar items in the legal tender of the United States of America.

1.12   Cash Distribution Amount means the amount of (a) Cash required to make Distributions under the Plan to holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Fee

Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Class 4 Claims and Allowed Class 7 Claims, and (b) Cash reserved on account of Disputed Claims.

1.13   Causes of Action means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

1.14   Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.15   Class means a group of Claims or Interests classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code, and as set forth in Article III of the Plan.

1.16   Confirmation Date means the date the Bankruptcy Court enters the Confirmation Order on its docket.

1.17   Confirmation Hearing means the hearing to adjudicate confirmation of the Plan.

1.18   Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors and the Senior Secured Credit Facility Agent.

1.19   Creditors’ Committee means the Official Committee of Unsecured Creditors in the Reorganization Cases, if any, as appointed by the Office of the United States Trustee for the District of Delaware, and as may be reconstituted from time to time.

1.20   Cure Amount shall have the meaning ascribed to such term in Section 9.3(a) of the Plan.

1.21   Cure Dispute shall have the meaning ascribed to such term in Section 9.3(b) of the Plan.

1.22   Debtors means: Otelco Inc.; Blountsville Telephone LLC; Brindlee Mountain Telephone LLC; Communications Design Acquisition LLC; CRC Communications LLC; Granby Telephone LLC; Hopper Telecommunications LLC; Mid-Maine Telecom LLC; Mid-Maine TelPlus LLC; Otelco Mid-Missouri LLC; I-Land Internet Services LLC; Otelco Telecommunications LLC; Otelco Telephone LLC; Pine Tree Telephone LLC; Saco River Telephone LLC; Shoreham Telephone LLC; and War Telephone LLC.

1.23   Disallowed means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

1.24   Disclosure Statement means the Disclosure Statement that relates to the Plan and is approved by the Bankruptcy Court pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein and all supplements thereto).

1.25   Disputed means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) if the Debtors are required by the Bankruptcy Court to file schedule of assets and liabilities, (i) has not been scheduled by the Debtors or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by final, non-appealable order of a court of competent jurisdiction.

1.26   Distribution means the distribution in accordance with the terms of the Plan of Cash, the New Term Loan Obligations, the New Revolving Loan Obligations and/or New Common Stock, in each case, if any, and as the case may be.

1.27   Distribution Address means the address set forth in the relevant proof of claim. If no proof of claim is filed in respect to a particular Claim, then the address set forth in the Debtors’ books and records or register maintained for registered securities; provided that, with respect to the Senior Secured Credit Facility, the Distribution Address shall be the address of the Senior Secured Credit Facility Agent.

1.28   Distribution Agent means with respect to Distributions made on account of: (a) the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims, the Senior Secured Credit Facility Agent; (b) the Subordinated Notes Claims, the Subordinated Notes Trustee; or (c) any other Claim or Interest, any stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan, which may include any Reorganized Debtor.

1.29   Distribution Date means (a) with respect to Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims, the Effective Date, (b) with respect to Subordinated Notes Claims, the Effective Date (or as soon as reasonably practicable thereafter), (c) with respect to Administrative Claims, Other Priority Claims, Priority Tax Claims, Other Secured Claims, and General Unsecured Claims, the date that is the latest of: (i) the Effective Date (or as soon thereafter as reasonably practicable); (ii) the date such Claim would ordinarily be due and payable; and (iii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan, and (d) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order of the Bankruptcy Court.

1.30   Effective Date means a Business Day, selected by the Debtors, which is after the entry of the Confirmation Order, on which all conditions to the Effective Date set forth in Section 10.2 of the Plan have been satisfied or waived.

1.31   Estates means the estates created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.32   Estimated Fee Claims shall have the meaning ascribed to such term in Section 4.3 of the Plan.

1.33   Estimation Order means an order or orders of the Bankruptcy Court, if any, estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.34   Existing Equity Interests means (a) any Interest, other than an Intercompany Interest, including but not limited to the common stock, par value $0.01 per share, of Holdco, issued and outstanding immediately prior to the Effective Date, and (b) a Claim of the type described in section 510(b) of the Bankruptcy Code, if any, which Claim is related to an Interest in a Debtor.

1.35   Existing Income Deposit Securities means those certain income deposit securities held by non-affiliates representing one share of common stock, par value $0.01 per share, of Holdco, and $7.50 principal amount of a Subordinated Note.

1.36   Fee Claim means a Claim by a (a) Professional Person (other than an ordinary course professional retained pursuant to an order of the Bankruptcy Court) for compensation or reimbursement pursuant to section 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the

Reorganization Cases; or (b) member of the Creditors’ Committee, if any, arising under section 503(b)(3)(F) of the Bankruptcy Code.

1.37   Final Order means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order;

1.38   General Unsecured Claim means any Claim that is not: (a) an Administrative Claim, (b) an Other Priority Claim, (c) a Priority Tax Claim, (d) a claim for U.S. Trustee Fees, (e) an Other Secured Claim, (f) a Senior Secured Term Loan Claim, (g) a Senior Secured Revolving Loan Claim, (h) a Fee Claim, (i) a Subordinated Notes Claim or (j) a 510(b) Subordinated Notes Claim.

1.39   HoldCo means Otelco Inc., a Delaware corporation.

1.40   Impaired means with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.41   Intercompany Claim means any Claim (including an Administrative Claim), cause of action, or remedy held by a Debtor against another Debtor.

1.42   Intercompany Interest means an Interest in a Debtor held by another Debtor.

1.43   Interest means any equity interest in any Debtor, including an equity security within the meaning of section 101(16) of the Bankruptcy Code or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.44   Management Equity Plan means the equity plan established for certain employees of the Reorganized Debtors.

1.45   New Board means the board of directors of Reorganized Otelco on and after the Effective Date.

1.46   New Class A Common Stock means voting shares of Reorganized Otelco, representing 92.5% of the total economic and voting interests in Reorganized Otelco.

1.47   New Class B Common Stock means limited voting shares of Reorganized Otelco, representing 7.5% of the total economic interests in Reorganized Otelco.

1.48   New Common Stock means the common stock of Reorganized Otelco consisting of the New Class A Common Stock and New Class B Common Stock, described in Article VI hereof, issued on the Effective Date and distributed in the manner provided by the Plan.

1.49   New Registration Rights Agreement means the registration rights agreement with respect to the New Class B Common Stock, which shall be in the form attached hereto as Exhibit 7 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders.

1.50   New Revolving Loan Obligations means obligations in the principal amount of not more than $5 million with respect to the revolving loan portion of the New Senior Secured Credit Facility.

1.51   New Senior Secured Credit Facility means the credit facility provided to the Reorganized Debtors pursuant to the New Senior Secured Credit Facility Agreement.

1.52   New Senior Secured Credit Facility Agreement means the first priority secured credit agreement between each of the Reorganized Debtors, either as borrower or guarantors, and the lenders that are party thereto, entered into on the Effective Date, providing for the New Term Loan Obligations and New Revolving Loan Obligations; which shall be in the form attached hereto as Exhibit 1, with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders in their sole discretion.

1.53   New Stockholders Agreement means that certain agreement, which shall be in the form attached hereto as Exhibit 2 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders, governing the rights, duties and obligations of shareholders of Reorganized Otelco, to be dated as of the Effective Date.

1.54   New Term Loan Obligations means obligations in the principal amount of not more than $142 million, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, with respect to the term loan portion of the New Senior Secured Credit Facility.

1.55   Other Priority Claim means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a Fee Claim, or (d) any Claim for “adequate protection” of the security interests of the Senior Secured Credit Facility Lenders authorized pursuant to the terms of an order approving the use of cash claimed as collateral.

1.56   Other Secured Claim means a Secured Claim other than a Senior Secured Term Loan Claim, or a Senior Secured Revolving Loan Claim.

1.57   Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, including, for the avoidance of doubt, the Creditors’ Committee, if any, Interest holders, current or former employees of the Debtors, or any other entity.

1.58   Petition Date means [].

1.59   Plan means this Joint Prepackaged Plan of Reorganization, dated as of the date set forth on the first page hereof, for the Debtors, together with any amendments or modifications hereto as the Debtors may file hereafter with the consent of the Senior Secured Credit Facility Agent and Required Lenders.

1.60   Plan Documents means the New Senior Secured Credit Facility Agreement, the New Stockholders Agreement, the Management Equity Plan, the list of proposed officers and directors of the Reorganized Debtors, the New Registration Rights Agreement, the amended certificates of incorporation of the Reorganized Debtors and the amended by-laws of the Reorganized Debtors, provided, that, each Plan Document is to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date.

1.61   Plan Supplement means the supplemental appendix to the Plan, which contains, among other things, substantially final forms or executed copies, as the case may be, of the Plan Documents.

1.62   Plan Support Agreement means that certain restructuring support agreement among the Debtors and the Plan Support Parties, dated as of January 31, 2013, together with the exhibits and attachments thereto, and as the same may be amended from time to time in accordance with the terms thereof.

1.63   Plan Support Parties means those certain holders of Impaired Claims that are parties to the Plan Support Agreement.

1.64   Priority Tax Claim means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.65   Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in such Class, excluding Disallowed Claims or Disallowed Interests.

1.66   Professional Person means a Person retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to section 327, 328, 330 or 1103 of the Bankruptcy Code.

1.67   Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the

Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtors or their status as debtors under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

1.68   Released Parties means each of, and solely in its capacity as such: (a) the Debtors; (b) the Senior Secured Credit Facility Agent; (c) the Plan Support Parties; (d) the Subordinated Notes Trustee; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); and (f) with respect to each of the foregoing entities in clauses (a) through (e), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.69   Releasing Party means each of, and solely in its capacity as such, (a) the Senior Secured Credit Facility Agent; (b) the Plan Support Parties; (c) the Subordinated Notes Trustee; (d) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); (f) the holders of Unimpaired Claims; and (g) with respect to the foregoing entities in clauses (a) through (f), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.70   Reorganization Cases means the chapter 11 cases of the Debtors pending before the Bankruptcy Court.

1.71   Reorganized Debtor means each Debtor on and after the Effective Date.

1.72   Reorganized Otelco means Otelco Inc. on and after the Effective Date.

1.73   Required Lenders shall mean those Senior Secured Term Loan Lenders holding at least sixty-six and two-thirds percent of the obligations under the Senior Secured Term Loan, and constituting a majority of the Senior Secured Term Loan Lenders under the Senior Secured Credit Facility Agreement.

1.74   Restructuring Transaction shall have the meaning ascribed to such term in Section 7.1 of the Plan.

1.75   Schedules of Assets and Liabilities means the Debtors’ schedules of assets and liabilities, if any, as may be amended or supplemented, filed with the Bankruptcy Court pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code.

1.76   Secured Claim means, pursuant to section 506 of the Bankruptcy Code and section 1111 of the Bankruptcy Code, as applicable, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of such Debtor’s Estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is a secured Claim pursuant to sections 506 and 553 of the Bankruptcy Code.

1.77   Securities Act means the United States Securities Act of 1933, as amended.

1.78   Senior Secured Credit Facility Agent means General Electric Capital Corporation, as administrative agent, agent and lender under the Senior Secured Credit Facility Agreement.

1.79   Senior Secured Credit Facility means the prepetition first priority credit facility consisting of the Senior Secured Term Loan and the Senior Secured Revolving Loan, pursuant to the Senior Secured Credit Facility Agreement.

1.80   Senior Secured Credit Facility Agreement means that certain Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Holdco, as borrower, the other credit parties thereto, the lenders party thereto, and General Electric Capital Corporation, as administrative agent, agent and lender, GE Capital Markets, Inc., as lead arranger and sole bookrunner, and CoBank, ACB, as co-lead arranger and lender, together with any guaranties, and other collateral or ancillary documents (as amended, modified or supplemented).

1.81   Senior Secured Credit Facility Lenders means all Senior Secured Revolving Loan Lenders and all Senior Secured Term Loan Lenders.

1.82   Senior Secured Revolving Loan means that certain $15,000,000 revolving credit facility made pursuant to the Senior Secured Credit Facility Agreement.

1.83   Senior Secured Revolving Loan Claim means any Claim under that certain Senior Secured Revolving Loan made pursuant to the Senior Secured Credit Facility Agreement.

1.84   Senior Secured Revolving Loan Lenders means all lenders under the Senior Secured Revolving Loan pursuant to the Senior Secured Credit Facility Agreement.

1.85   Senior Secured Term Loan means that certain term loan in the principal amount of $162,000,000 made pursuant to the Senior Secured Credit Facility Agreement.

1.86   Senior Secured Term Loan Claim means any Claim under that certain Senior Secured Term Loan made pursuant to the Senior Secured Credit Facility Agreement, including all accrued interest and expenses as of the Effective Date.

1.87   Senior Secured Term Loan Lenders means all lenders under the Senior Secured Term Loan pursuant to the Senior Secured Credit Facility Agreement.

1.88   Senior Secured Term Loan Payment means the payment of all Cash on hand on the Effective Date (before any Distributions are made) minus (a) the Cash Distribution Amount and (b) $5,000,000, in partial satisfaction of the Senior Secured Term Loan Claims, which payment shall be (i) sufficient to reduce the principal amount of the Senior Secured Credit Facility to an amount less than or equal to $142,000,000, or such higher principal amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, and to pay all accrued and unpaid interest and expenses under the Senior Secured Credit Facility, and (ii) not less than $20,000,000, or such lower amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion.

1.89   Subordinated Notes means those certain 13% unsecured senior subordinated notes due 2019, issued by HoldCo pursuant to the Subordinated Notes Indenture.

1.90   Subordinated Notes Claim means any Claim derived from or based upon the Subordinated Notes.

1.91   Subordinated Notes Equity Distribution means 92.5% of the New Class A Common Stock, prior to dilution by the Management Equity Plan.

1.92   Subordinated Notes Indenture means that certain Indenture, dated as of December 21, 2004, among HoldCo, as issuer, the guarantors named thereto, and Wells Fargo Bank, N.A. as trustee, supplemented as of July 3, 2006, July 5, 2007, October 31, 2008, June 8, 2010, October 1, 2011 and October 14, 2011, together with any guaranties, collateral or ancillary documents (as amended, modified or supplemented).

1.93   Subordinated Notes Trustee means Wells Fargo Bank, N.A. as trustee under the Subordinated Notes Indenture.

1.94   Unclaimed Property means any Cash or other property unclaimed on or after the Effective Date or date on which a Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and other property mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) and New Common Stock not mailed or delivered because no Distribution Address to mail or deliver such property was available.

1.95   United States Trustee means the Office of the United States Trustee for the District of Delaware.

1.96   Unimpaired means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

1.97   U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and accrued interest thereon arising under 31 U.S.C. § 3717.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. Except for the rules of construction contained in sections 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

C.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or obtain a copy of the Plan Documents by a written request sent to the following address:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Jack M. Tracy II, Esq.
Telephone: (212) 728-8000

ARTICLE II

METHOD OF CLASSIFICATION OF CLAIMS
AND INTERESTS AND GENERAL PROVISIONS

2.1	General Rules of Classification.

Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

2.2   Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

2.3	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

(a)   This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan. On the Effective Date, and solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan: (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be eliminated and cancelled; (ii) any single obligation of multiple Debtors shall be treated as a single obligation in the consolidated Reorganization Cases; and (iii) all guarantees by a Debtor with respect to Claims against one or more of the other Debtors shall be treated as a single obligation in the consolidated Reorganization Cases. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 2.3 of the Plan, such substantive consolidation shall not affect (i) the legal and corporate structure of the Reorganized Debtors, or (ii) any obligations under any leases or contracts assumed in this Plan or otherwise after the Petition Date.

(b)   Notwithstanding the substantive consolidation of the Estates for the purposes set forth in Section 2.3(a) of the Plan, each Reorganized Debtor shall pay all U.S. Trustee Fees on all disbursements, including Distributions and disbursements in and outside of the ordinary course of business pursuant to Section 2.6 of the Plan.

2.4	Administrative, Fee and Priority Tax Claims.

Administrative Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code.

2.5	Deadline for Filing Fee Claims.

All proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Any Person that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.

2.6	U.S. Trustee Fees.

On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall pay all U.S. Trustee Fees that are then due. Any U.S. Trustee Fees due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Reorganization Case, or a Bankruptcy Court order converting or dismissing the applicable Reorganization Case. Any deadline for filing Administrative Claims or Fee Claims shall not apply to U.S. Trustee Fees.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

The following table designates the Classes of Claims and Interests under the Plan and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Senior Secured Term Loan Claims	Yes	Yes
Class 2	Senior Secured Revolving Loan Claims	Yes	Yes
Class 3	Other Secured Claims	No	No (Deemed to accept)
Class 4	Other Priority Claims	No	No (Deemed to accept)
Class 5	Subordinated Note Claims	Yes	Yes
Class 6	510(b) Subordinated Notes Claims	Yes	No (Deemed to reject)
Class 7	General Unsecured Claims	No, unless Class 5 Subordinated Note Claims vote to reject the Plan	No
Class 8	Existing Equity Interests	Yes	No (Deemed to reject)

ARTICLE IV

TREATMENT OF UNIMPAIRED CLASSES

4.1	Administrative Claims.

Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid Allowed amount of such Claim in Cash on the Distribution Date. Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as Allowed trade and vendor Claims) shall be paid, at the Debtors’ or Reorganized Debtors’ option, in accordance with ordinary business terms for payment of such Claims. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Debtors.

4.2	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

4.3	Fee Claims.

A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section 2.5 of the Plan shall be payable by the Reorganized Debtors to the extent approved by a Final Order of the Bankruptcy Court. Prior to the Effective Date, each holder of a Fee Claim shall submit to the

Debtors estimates of any Fee Claims that have accrued prior to the Effective Date that have not been included in a monthly fee statement or interim fee application submitted by such Professional Person (collectively, the “Estimated Fee Claims”). On the Effective Date, the Debtors or Reorganized Debtors shall reserve and hold in an account Cash in an amount equal to the aggregate amount of each unpaid Estimated Fee Claim as of the Effective Date (minus any unapplied retainers). Such Cash shall be disbursed solely to the holders of Allowed Fee Claims as soon as reasonably practicable after a Fee Claim becomes an Allowed Claim. Upon payment of Allowed Fee Claims, Cash remaining in such account shall be reserved until all other applicable Allowed Fee Claims have been paid in full or all remaining applicable Fee Claims have been Disallowed or not otherwise permitted by Final Order, at which time any remaining Cash held in reserve with respect to the Estimated Fee Claims shall become the sole and exclusive property of the Reorganized Debtors. In the event that the aggregate amount of the Estimated Fee Claims is less than the aggregate amount of the Allowed Fee Claims, the Debtors or the Reorganized Debtors shall nonetheless be required to satisfy each Allowed Fee Claim in full, in Cash as soon as reasonably practicable after such Fee Claim becomes an Allowed Claim.

4.4	Other Secured Claims — Class 3.

Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option: (a) the Reinstatement of such Claim; (b) payment in full in Cash of the Allowed amount of such Other Secured Claim; (c) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (d) such other treatment rendering such Other Secured Claim Unimpaired; or (e) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.5	Other Priority Claims — Class 4.

In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (a) payment in full in Cash; (b) other treatment rendering such Other Priority Claim Unimpaired; or (c) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

ARTICLE V

TREATMENT OF IMPAIRED CLASSES

5.1	Senior Secured Term Loan Claims — Class 1.

The Senior Secured Term Loan Claims shall be deemed Allowed Claims in the amount of $[]. On the Effective Date, each holder of an Allowed Senior Secured Term Loan Claim shall retain its liens on its collateral which shall continue to secure the New Term Loan Obligations and shall receive, in full and final satisfaction of its Allowed Senior Secured Term Loan Claims its Pro Rata share of:

(a)	the New Term Loan Obligations under the New Senior Secured Credit Facility;

(b)	the Senior Secured Term Loan Payment; and

(c)	the New Class B Common Stock, subject to dilution on account of the Management Equity Plan, as a fee for the extended maturity of the New Senior Secured Credit Facility.

5.2	Senior Secured Revolving Loan Claims — Class 2.

The Senior Secured Revolving Loan Claims shall be deemed Allowed Claims in the amount of $[]. In satisfaction of each Allowed Senior Secured Revolving Loan Claim, each Allowed Senior Secured Revolving Loan Claim shall either be: (a) reinstated and amended on the Effective Date pursuant to the New Senior Secured Credit Facility Agreement; or (b) paid in full in Cash on the relevant Distribution Date.

5.3	Subordinated Notes Claims — Class 5.

The Subordinated Notes Claims shall be deemed Allowed Claims in the amount of $[]. On the Effective Date, each holder of an Allowed Subordinated Notes Claim shall receive, in full and final satisfaction of its Allowed Subordinated Notes Claim, its Pro Rata share of the Subordinated Notes Equity Distribution, subject to dilution on account of the Management Equity Plan.

5.4	510(b) Subordinated Notes Claims — Class 6.

On the Effective Date, all 510(b) Subordinated Notes Claims shall be cancelled. Holders of 510(b) Subordinated Notes Claims shall receive no distribution on account of such Claims.

5.5	General Unsecured Claims — Class 7.

(a)   In the event that holders of Class 5 Subordinated Notes Claims vote to accept the Plan, Class 7 General Unsecured Claims shall be an unimpaired class under the Plan and each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (i) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; (ii) paid in full in Cash on the relevant Distribution Date; or (iii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

(b)   In the event that holders of Class 5 Subordinated Notes Claims vote to reject the Plan, Class 7 General Unsecured Claims shall be an impaired class under the Plan. Each Allowed General Unsecured Claim shall receive payment in Cash equal to 40.5% of the Allowed amount of such General Unsecured Claim in full and final satisfaction of such Allowed General Unsecured Claim.

5.6	Existing Equity Interests — Class 8.

On the Effective Date, all Existing Equity Interests shall be cancelled. Holders of Existing Equity Interests shall receive no distribution on account of such Interests.

ARTICLE VI

NEW COMMON STOCK

6.1	Authorization and Issuance of New Common Stock.

As of the Effective Date, Reorganized Otelco shall authorize and issue two classes of equity securities consisting of the New Common Stock, which shall be distributed in accordance with Sections 5.1 and 5.2 and other relevant provisions of the Plan to effectuate the Restructuring Transaction. In addition, as of the Effective Date, Reorganized Otelco shall authorize such shares of New Common Stock as may be required for the Management Equity Plan, in accordance with Sections 5.1, 5.2 and 7.7 of the Plan.

6.2	New Stockholders Agreement and New Registration Rights Agreement.

On and as of the Effective Date, the New Stockholders Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

On and as of the Effective Date, the New Registration Rights Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

ARTICLE VII

MEANS OF IMPLEMENTATION

7.1	Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”):

(a)   pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Senior Secured Credit Facility Agreement, the other Plan Documents or the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein;

(b)   all Existing Equity Interests shall be deemed cancelled as of the Effective Date. Reorganized Otelco shall issue the New Common Stock pursuant to the terms of the Plan and enter into the New Stockholders Agreement;

(c)   the Debtors shall consummate the Plan by (i) making Distributions of the New Common Stock and Cash, and (ii) entering into the New Senior Secured Credit Facility Agreement and the New Registration Rights Agreement; and

(d)   the releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective.

7.2	Corporate Action.

The Debtors shall continue to exist as the Reorganized Debtors on and after the Effective Date, with all of the powers of corporations or limited liability companies, as the case may be, under applicable law. The certificates of incorporation or operating agreements, as applicable, of each Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code. The adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors or the Reorganized Debtors, or limited liability company or corporate action to be taken by or required of the Debtors or the Reorganized Debtors, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtors or the Reorganized Debtors, as the case may be; provided, however, that the amended and restated operating agreements, certificates of incorporation, and by-laws for each Reorganized Debtor shall be in the forms attached hereto as Exhibit 4 and Exhibit 5 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders. Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all New Common Stock and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan. The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in this Section 7.2, and no board, member or shareholder vote shall be required with respect thereto.

7.3	Effectuating Documents and Further Transactions.

The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, so long as such documents, contracts, instruments and other agreements are consistent with the Plan and the Plan Support Agreement.

7.4	Intercompany Claims and Interests.

(a)   Each Intercompany Claim shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

(b)   Solely for the purpose of maintaining the Debtors’ corporate structure, Intercompany Interests shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

7.5	Managers and Officers of the Reorganized Debtors.

As of the Effective Date, employees of the Debtors will remain employed by the Reorganized Debtors on the same terms and conditions as existed as of the Effective Date, to assist the Reorganized Debtors with the administration of the Estate and businesses of the Reorganized Debtors. Notwithstanding the foregoing, and for the avoidance of doubt, any employment agreements governing the employment of such parties with the Debtors shall be deemed assumed as of the Effective Date in accordance with Section 9.1 hereof.

7.6	Directors of the Reorganized Debtors.

As of the Effective Date, the New Board shall consist of those certain individuals, the names of which shall be set forth in the Plan Supplement. The members of the board of directors or board of managers of each Debtor, as applicable, prior to the Effective Date, in their capacities as such, shall be deemed to have resigned as of the Effective Date, and shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors or board of managers of each Reorganized Debtor, as applicable, may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

7.7	Management Equity Plan.

As of the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall adopt and implement the Management Equity Plan, which shall include, among other things, the grant of stock options to the Reorganized Debtors’ senior management for a percentage of New Common Stock not to exceed 10% of the total voting and economic interest of the Reorganized Debtors. The awards of stock options to members of the Debtors’ senior management shall be determined by the New Board of the Reorganized Debtors, which awards may consist of, among other things, restricted stock and/or time and performance based options, and will take account of any other bonus and compensation plans. The members of management and the employees entitled to participate in the Management Equity Plan, and the awards for each, will be determined by the New Board in its sole and absolute discretion.

Except as otherwise provided in the Plan, any pre-existing understandings, either oral or written, between the Debtors and any current or former director, officer, or employee as to entitlement to participate in any equity or other incentive plan of any kind existing as of the Petition Date shall be null and void as of the Effective Date and shall not be binding on the Reorganized Debtors with respect to the Management Equity Plan or any other incentive plan implemented after the Effective Date. All decisions as to entitlement to participate after the Effective Date in any new incentive plan shall be within the sole and absolute discretion of the New Board.

7.8	General Distribution Mechanics.

(a)   Distributions on Account of Allowed Claims Only. Notwithstanding anything herein to the contrary, no Distribution shall be made on account of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

(b)   No Recourse. Except with respect to Claims that are Reinstated, no claimant shall have recourse to the Reorganized Debtors (or any property thereof), other than with regard to the enforcement of rights or Distributions under the Plan.

(c)   Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, or wire transfer, in the sole discretion of the Debtors or the Reorganized Debtors, or as otherwise required or provided in any relevant agreement or applicable law.

(d)   Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

(e)   No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.

(f)   Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties.

(g)   Delivery of Distributions — Generally. Unless otherwise provided herein, on or immediately after the Effective Date, the Reorganized Debtors or the Distribution Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Distribution, and subject to Bankruptcy Rule 9010, unless otherwise provided herein, make all distributions to any holder of an Allowed Claim at (a) the address of such holder on the books and records of the Debtors or their agents, (b) at the address in any written notice of address change delivered to the Debtors or the Distribution Agent, including any addresses included on any filed proofs of Claim or Interest, or (c) in the case of a holder of a Subordinated Notes Claim, at the address either on record with the DTC or in the Subordinated Notes Trustee’s official records. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the relevant Distribution Date, subject to the treatment described in Section 7.7(j) below.

(h)   Delivery of Distributions on Account of Subordinated Notes Claims. Distributions on account of Subordinated Notes Claims shall be made on the Effective Date by the Reorganized Debtors to the Subordinated Notes Trustee. The Subordinated Notes Trustee shall act as Distribution Agent and make applicable Distributions to holders of Subordinated Notes Claims pursuant to the terms of the Plan.

(i)   Delivery of Distributions on Account of Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims. Distributions on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims (to the extent not previously paid) shall be made on the Distribution Date by the Reorganized Debtors or the Debtors, as applicable, to the Senior Secured Credit Facility Agent. The Senior Secured Credit Facility Agent shall act as Distribution Agent and distribute the relevant Distributions to holders of Allowed Senior Secured Term Loan Claims and Allowed Senior Secured Revolving Loan Claims, respectively, pursuant to the terms of the Plan.

(j)   Unclaimed Property. The Reorganized Debtors or applicable Distribution Agent shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan. At the end of one (1) year following the relevant Distribution Date of particular Cash or New Common Stock, the holders of Allowed Claims theretofore entitled to Unclaimed Property held pursuant to this section shall be deemed to have forfeited such property, whereupon all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Debtors, such holders shall cease to be entitled thereto and: (a) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of the Reorganized Debtors free of any restrictions thereon; and (b) any New Common Stock that is Unclaimed Property shall be cancelled or held as treasury shares at the Reorganized Debtors’ discretion. The Reorganized Debtors or the applicable Distribution Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim filed against the Debtors, or relevant registers maintained for such Claims.

(k)   Distribution Minimum. Neither the Reorganized Debtors, nor any applicable Distribution Agent, shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $20.00 in Cash.

(l)   Fractional Shares. Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock shall be issued. When any Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual Distribution of such New Common Stock shall be rounded to the next higher or lower number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number; and (b) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of shares of the New Common Stock shall be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock. Fractional shares of New Common Stock that are not distributed in accordance with this Section 7.9(l) shall be returned to Holdco and cancelled.

7.9	Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim that is to receive a Distribution of Cash, New Term Loan Obligations and/or New Common Stock pursuant to the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.

7.10	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, (a) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and (b) the creation, modification, consolidation or recording of any mortgage pursuant to the terms of the Plan, the New Senior Secured Credit Facility Agreement or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

7.11	Exemption from Securities Laws.

The issuance of New Common Stock pursuant to the Plan (including the New Common Stock issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.12	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and causes of action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and causes of action that a Reorganized Debtor or its successor may possess against such holder.

7.13	Insurance Preservation and Proceeds.

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any other Person.

7.14	Solicitation of Debtors.

Notwithstanding anything to the contrary herein, each Debtor that would otherwise be entitled to vote to accept or reject this Plan as a holder of a Claim against or Interest in another Debtor shall not be solicited for voting purposes, and such Debtor will be deemed to have voted to accept this Plan.

7.15	No Change of Control.

Except as otherwise expressly provided by order of the Bankruptcy Court, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Reorganization Cases, (b) the distribution of the New Common Stock pursuant to the Plan or (c) consummation of the Restructuring

Transaction or any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor.

ARTICLE VIII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

8.1	Discharge.

(a)   Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b)   Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests discharged hereby.

(c)   Release of Liens. Unless a particular Claim is Reinstated, and except with respect to Class 1 Claims and Class 2 Claims: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including an Other Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Other Secured Claims treated pursuant to Section 4.4(c) of the Plan, on or prior to the date of the return of the relevant collateral) and as a condition to receiving any Distribution hereunder: (A) turn over and release to the Debtors, or the Reorganized Debtors, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Debtors require to evidence such claimant’s release of such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Debtors free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. All liens of the holders of such Claims or Interests in property of the Debtors, the Estates, and/or the Reorganized Debtors shall be deemed to be cancelled and released as of the Effective Date (or such other date described in this subsection). Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until ten (10) days after such Claim becomes an Allowed Claim or is Disallowed. To the extent any holder of a Claim described in the first sentence of this subsection fails to release the relevant liens as described above, the Reorganized Debtors may act as attorney-in-fact, on behalf of the holders of such liens, to provide any releases as may be required by any lender under the New Senior Secured Credit Facility or for any other purpose.

(d)   Cancellation of Stock/ Instruments. The Existing Equity Interests, the Existing Income Deposit Securities, the Senior Secured Credit Facility, the Subordinated Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, other than an Intercompany Interest, and any rights of any holder in respect thereof, shall be deemed cancelled on the Effective Date, provided, however, the Subordinated Notes Indenture shall continue in effect solely for purposes of allowing the Subordinated Notes Trustee to make the Distributions to be made on account of the Subordinated Notes; provided further that the Senior Secured Credit Facility Agreement shall continue in effect solely for purposes of allowing the Senior Secured Credit Facility Agent to make Distributions to be made on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims.

8.2	Vesting and Retention of Causes of Action.

(a)   Except as otherwise provided in the Plan (including, but not limited to, Section 8.4 of the Plan), on the Effective Date all property comprising the Estates (including, subject to any release provided for herein, any claim, right or cause of action that may be asserted by or on behalf of the Debtors, whether relating to the avoidance of preferences or fraudulent transfers under sections 544, 547, 548, 549 and/or 550 of the Bankruptcy Code or otherwise) shall be vested in the Reorganized Debtors free and clear of all Claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan. After the Effective Date, the Reorganized Debtors shall have no liability to holders of Claims and Interests other than as provided for in the Plan. As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

(b)   Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold. The Reorganized Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with what is in its best interests and in accordance with its fiduciary duties.

8.3	Survival of Certain Indemnification Obligations.

The obligations of the Debtors to indemnify individuals who serve or served on or after the Petition Date as their respective directors, officers, agents, employees, representatives, and Professional Persons retained by the Debtors pursuant to the Debtors’ operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and Professional Persons retained by the Debtors, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

8.4	Release of Claims.

(a)   Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b)   Debtor Releases. Except as otherwise expressly set forth in the Plan or the Confirmation Order, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including good faith settlement and compromise of the claims released herein and the services of the Debtors’ current officers, directors, managers and advisors in facilitation of the expeditious implementation of the transactions contemplated hereby, each Debtor and debtor in possession, and any person seeking to exercise the rights of the Debtors’ Estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge and shall be deemed to have provided a full discharge and release to each Released Party and their respective property (and each such Released Party so released shall be deemed fully released and discharged by each Debtor, debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies and liabilities whatsoever, (other than all rights, remedies and privileges to enforce the Plan, the Plan Supplement and the contracts, instruments, releases, indentures and other agreements or documents (including, without limitation, the Plan Documents) delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the parties released pursuant to this Section 8.4(b), the Reorganization Cases, the Plan or the Disclosure Statement, or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date , and that could have been asserted by or on behalf of the Debtors, the debtors in possession or their Estates, or any of their affiliates, whether directly, indirectly, derivatively or in any representative or any other capacity, individually or collectively, in their own right or on behalf of the holder of any Claim or Interest or other entity, against any Released Party; provided, however, that in no event shall anything in this Section 8.4(b) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

(c)   Releases by Holders of Claims and Interests. Except as expressly set forth in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party (regardless of whether such Releasing Party is a Released Party), in consideration for the obligations of the Debtors and the other Released Parties under the Plan, the Distributions provided for under the Plan, and the contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Restructuring Transaction, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge (and each entity so released shall be deemed released and discharged by the Releasing Parties) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies or liabilities whatsoever, including all derivative claims asserted or which could be asserted on behalf of a Debtor (other than all rights, remedies and privileges of any party under the Plan, and the Plan Supplement and the contracts, instruments, releases, agreements and documents (including, without limitation, the Plan Documents) delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, the purchase or sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the Plan or the Disclosure Statement or any related contracts, instruments, releases, agreements and documents; provided, however, that in no event shall anything in this Section 8.4(c) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases in Sections 8.4(b) and (c), which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that such releases are (i) in exchange for the good and valuable consideration provided by the Debtors and the other Released Parties, representing good faith settlement and compromise of the claims released herein, (ii) in the best interests of the Debtors and all holders of Claims and Interests, (iii) fair, equitable, and reasonable, (iv) approved after due notice and opportunity for hearing, and (v) a bar to any of the Releasing Parties asserting any claim or cause of action released by the Releasing Parties against any of the Debtors and the other Released Parties or their respective property.

Notwithstanding anything to the contrary contained herein, with respect to a Released Party that is a non-Debtor, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, except with respect to a Released Party that is a Debtor, nothing in the Confirmation Order or the Plan shall effect a release of any claim by any state or local authority whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in the Confirmation Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor. As to any state or local authority, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude any valid right of setoff or recoupment.

As to the United States, its agencies, departments or agents, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (i) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment. Furthermore, nothing in the Plan or the Confirmation Order: (A) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (B) releases the Debtors or the Reorganized Debtors from any non-dischargeable liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (C) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the Debtors and Reorganized Debtors; or (D) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

(d)   Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (vi) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, further, that the Releasing Parties are, with respect to Claims or Interests held by such parties, permanently enjoined after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) above against the Released Parties or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Released Parties or any property of any such transferee or successor; provided, however, that nothing contained herein shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such entity pursuant to and consistent with the terms of the Plan, the Plan Supplement and the contracts, instruments, releases, agreements and documents delivered in connection with the Plan.

All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan shall be permanently enjoined, from and after the Confirmation Date, from taking any actions referred to in clauses (i) through (v) of the immediately preceding paragraph against any party with respect to any claim released pursuant to Section 8.4(b) or (c).

(e)   Exculpation. None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any prepetition or postpetition act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation and execution of the Plan, the Plan Documents, the Reorganization Cases, the Disclosure Statement, the dissemination of the Plan, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property (including without limitation the New Common Stock and any other security offered, issued or distributed in connection with the Plan) to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition or postpetition activities taken or omission in connection with the Plan or the restructuring of the Debtors except fraud, gross negligence or willful misconduct, each as determined by a Final Order. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, solely to the extent that it would contravene Rule 1.8(h)(1) of the New York Rules of Professional Conduct or any similar ethical rule of another jurisdiction, if binding on an attorney of a Released Party, no attorney of any Released Party shall be released by the Debtors or the Reorganized Debtors.

(f)   Injunction Related to Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan.

(g)   Exclusive Jurisdiction. The Bankruptcy Court (and the United States District Court for the District of Delaware) shall retain exclusive jurisdiction to adjudicate any and all claims or causes of action released pursuant to this Section 8.4 (i) against any Released Party, (ii) relating to the Debtors, the Plan, the Distributions, the New Common Stock, the Reorganization Cases, the Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtors (or any successor thereto) or any holder of a Claim or Interest.

8.5	Objections to Claims and Interests.

Unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed and served on the applicable holder of such Claim not later than 120 days after the later to occur of: (a) the Effective Date; and (b) the filing of the relevant Claim. Notwithstanding any authority to the contrary, any objections to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (x) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (y) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (z) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn).

After the Confirmation Date, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without Court approval. Any Claims filed after the applicable Bar Date shall be deemed Disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received prior Bankruptcy Court authority to do so.

In the event that Class 5 votes to accept the Plan, and thus Class 7 is not impaired under the Plan, any objections or disputes with respect to Class 7 General Unsecured Claims made prior to the Effective Date will continue to exist on and after the Effective Date and such objections or disputes will not be adjudicated in the Reorganization Cases, but shall be addressed by the Reorganized Debtors in the ordinary course of business.

8.6	Amendments to Claims.

After the Confirmation Date, a Claim for which the applicable Bar Date, if any, has passed may not be filed or amended without the authorization of the Bankruptcy Court and, even with such Bankruptcy Court authorization, may be amended by the holder of such Claim solely to decrease, but not to increase, the amount or priority. Unless otherwise provided herein, or otherwise consented to by the Debtors or Reorganized Debtors, any new or amended Claim filed after the Confirmation Date shall be deemed Disallowed in full and expunged without any action by the Debtors or Reorganized Debtors, unless the holder of such Claim has obtained prior Bankruptcy Court authorization for such filing.

8.7	Estimation of Claims.

Subject to Section 8.5 above, any Debtor, Reorganized Debtor or holder of a Claim, may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, any objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.

ARTICLE IX

EXECUTORY CONTRACTS

9.1	Executory Contracts and Unexpired Leases.

(a)   On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates shall be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate rejection motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; and (ii) any executory contract or unexpired lease that is the subject of a Cure Dispute pursuant to Section 9.3 of the Plan and for which the Debtors or Reorganized Debtors, as the case may be, make a motion to reject such contract or lease based upon the existence of such Cure Dispute filed at any time.

(b)   Subject to subsection (a) above and Section 9.3 below, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 9.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and such assumption or rejection shall be deemed effective as of the Effective Date.

9.2	Bar Date for Rejection Damages.

If the rejection of any executory contract or unexpired lease under the Plan (including executory contracts and unexpired leases included on the Schedule of Rejected Contracts) gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified as a General Unsecured Claim; provided, however, that the General Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their successors or properties, unless a proof of such Claim is filed and served on the Reorganized Debtors within thirty (30) days after the date of notice of the entry of the order of the Bankruptcy Court rejecting the executory contract or unexpired lease, which may include, if applicable, the Confirmation Order.

9.3	Cure.

(a)   At the election of the Reorganized Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount (the “Cure Amount”) in Cash on or as soon as reasonably practicable after the later to occur of (A) thirty (30) days after the determination of the Cure Amount and (B) the Effective Date or such other date as may be set by the Bankruptcy Court; or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor party to such executory contract or unexpired lease.

(b)   In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the assumption of an executory contract or unexpired lease, the cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the Cure Dispute and approving the assumption of such executory contract or unexpired lease. If a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the subject contract or lease prior to resolution of the Cure Dispute, provided that the Debtors reserve Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court). Such reserve may be in the form of a book entry and evergreen in nature. The Debtors or Reorganized Debtors shall have the right at any time to move to reject any executory contract or unexpired lease based on the existence of a Cure Dispute.

ARTICLE X

CONDITIONS PRECEDENT TO
CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1	Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to:

(a)   entry of the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Debtors and the Senior Secured Credit Facility Agent; and

(b)	the Plan Documents having been filed in substantially final form prior to the Confirmation Hearing, which Plan Documents shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders.

10.2	Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X hereof:

(a)   the Confirmation Order shall have been entered;

(b)   the Confirmation Order shall have become a Final Order;

(c)   the certificates of incorporation and by-laws of the Reorganized Debtors shall have been amended or created as provided in the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders;

(d)   the New Board shall have been appointed;

(e)   the Debtors shall have received all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan;

(f)   the New Senior Secured Credit Facility Agreement, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders, including all ancillary documents, opinions of counsel and closing certificates, shall have been executed and delivered;

(g)   the Senior Secured Term Loan Payment shall (i) be at least $20 million and (ii) be in an amount sufficient to pay all interest and expenses arising under the Senior Secured Credit Facility and to reduce the principal amount of the Senior Secured Term Loan to an amount no greater than $142,000,000;

(h)   the Debtors shall have, or shall have received pursuant to the New Senior Secured Credit Facility, the requisite funding to make any Distributions required under the Plan to be made in Cash; and

(i)   all other Plan Documents required to be executed and delivered on or prior to the Effective Date shall have been executed and delivered, and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and shall be consistent in all respects with the Plan.

10.3	Waiver of Conditions Precedent.

Other than the requirement of Section 10.2(a) that the Confirmation Order must be entered, which cannot be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors (with the consent of the Senior Secured Credit Facility Agent), without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

10.4	Effect of Non-Occurrence of the Conditions to Consummation.

If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as is proposed by the Debtors and, after notice and a hearing, by the Bankruptcy Court, upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of the Bankruptcy Code.

10.5	Withdrawal of the Plan.

Subject to the Plan Support Agreement, the Debtors reserve the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtors revoke and withdraw the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceeding involving the Debtors; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

10.6	Cramdown.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1	Retention of Jurisdiction.

(a)   Purposes. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i)  to determine the allowability, classification, or priority of Claims upon objection by the Reorganized Debtors or any other party in interest entitled hereunder to file an objection (including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii)  to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

(iii)  to protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estate;

(iv)  to determine any and all applications for allowance of Fee Claims;

(v)  to determine any Priority Tax Claims, Other Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi)  to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii)  to determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Section 9.1(a) of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

(viii)  to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

(ix)  to enter a Final Order closing the Reorganization Cases;

(x)  to modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi)  to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii)  to enable the Reorganized Debtors to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii)  to determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv)  to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv)  to resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xvi)  to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Reorganization Cases;

(xvii)  to hear and resolve any causes of action involving the Debtors, the Reorganized Debtors or the Estates that arose prior to the Confirmation Date or in connection with the implementation of the Plan, including actions to avoid or recover preferential transfers or fraudulent conveyances;

(xviii)  to resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(xix)  to approve any Distributions, or objections thereto, under the Plan;

(xx)  to approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Debtors; and

(xxi)  to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code;

provided, however, notwithstanding anything to the contrary in the Plan or the Confirmation Order, after the Effective Date, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New Senior Secured Credit Facility Agreement, any of the documentation related thereto or any other document in the Plan Supplement that has a choice of venue provision, which provision shall govern exclusively.

(b)   Failure of the Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then Section 11.1(a) of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

11.2	Governing Law.

Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction’s law, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

11.3	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11.4	Monetary Figures.

All references in the Plan to monetary figures shall refer to legal currency of the United States of America, unless otherwise expressly provided.

11.5	Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

11.6	Amendments.

(a)   Preconfirmation Amendment. The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements, provided that any such modification is consistent with the terms of the Plan Support Agreement.

(b)   Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan; provided that any such modification is consistent with the terms of the Plan Support Agreement; provided further that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing. Any waiver under Section 10.3 hereof shall not be considered to be a modification of the Plan.

(c)   Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests; provided that any such modification is consistent with the terms of the Plan Support Agreement; provided further that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

11.7	Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

11.8	Controlling Documents.

To the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any other such agreements. To the extent that the Plan is inconsistent with the Confirmation Order, the Confirmation Order (and any other orders of the Bankruptcy Court) control the Plan.

11.9	Creditors’ Committee.

As of the Effective Date, the duties of the Creditors’ Committee, if any, shall terminate, except with respect to the pursuit of or objection to any Fee Claims.

11.10	Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and (b) nothing herein shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

11.11	Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar state laws or regulations, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

11.12	Notices.

All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

(a)   if to the Debtors:

Otelco Inc. 505 Third Avenue East Oneconta, Alabama 35121
Attention:	Chief Executive Officer

with copies to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
Attention:	Rachel C. Strickland, Esq. Jack M. Tracy II, Esq.
Telecopy:	(212) 728-8111
E-mail:	rstrickland@willkie.com jtracy@willkie.com

Young Conaway Stargatt & Taylor, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801
Attention:	Edmon L. Morton, Esq.
Telecopy:	(302) 571-1253
E-mail:	emorton@ycst.com

(b)   if to the Senior Secured Credit Facility Lenders or the Senior Credit Facility Agent:

General Electric Capital Corporation 201 Merritt 7 Norwalk, CT 06851
Attention:	Tom Costello
E-mail:	thomas.costello@ge.com

with copies to:

King & Spalding 1180 Peachtree Street, NE Atlanta, GA 30309
Attention:	Sarah Borders, Esq.
Telecopy:	(404) 572-5100
E-mail:	sborders@kslaw.com

11.13	Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:

Respectfully submitted,

OTELCO INC., a Delaware corporation, on behalf of itself and its subsidiaries

By:
Name: Michael Weaver Title: Chief Executive Officer

EXHIBIT D

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of [], 2013 by and among each of Otelco Inc. and each of its direct and indirect subsidiaries (collectively, the “Company”), the Consenting Lenders and the Consenting Noteholders signatory thereto (as amended, supplemented or otherwise modified, the “Support Agreement”), is executed and delivered by [ ] (the “Joining Party”) as of __________ __, 2013. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1.   Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a Plan Support Party for all purposes under the Support Agreement.

2.   Representations and Warranties. With respect to the aggregate principal amount of Claims under the Credit Agreement, Notes and/ or any other Claim against or interest in the Company held by, the Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such Notes or any other Claim against or interest in the Company, listed on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Lenders or Consenting Noteholders, as applicable, to the Company set forth in Section 5 of the Support Agreement.

3.   Definitive Documentation. To the extent the Plan Support Party who has sold, assigned, transferred, hypothecated or otherwise disposed of its Claims under the Credit Agreement, Notes or any other Claim against or interest in the Company to the undersigned Joining Party has exercised a review right over any Definitive Documentation granted by the Support Agreement prior to such sale, assignment, transfer, hypothecation or other disposition, such review right has expired and does not transfer to the Joining Party.

4.   Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Institution:
Address:
By:
Name:
Title:
Telephone:
Facsimile:
E-mail:

Aggregate Principal Amount of Notes Held

$

Aggregate Amount of Equity Held

Aggregate Amount of Loans Held

[SIGNATURE PAGE TO JOINDER]

ANNEX I

[Restructuring Support Agreement]

EXHIBIT E

EVENTS OF DEFAULT

Exceptions To Section 2.1(v) Lender Termination Event

1.   An Event of Default described in Section 8.1(c) of the Credit Agreement arising from the failure of the certification of the audited Financial Statements delivered pursuant to clause (d) of Annex E of the Credit Agreement to be without qualification as to going concern status.

2.   An Event of Default described in Section 8.1(e) of the Credit Agreement arising from (a) the failure to make a payment when due in respect of the Subordinated Debt or (b) the Subordinated Debt becoming due prior to its stated maturity or prior to its regularly scheduled dates of payments, or cash collateral being demanded in respect thereof.

3.   An Event of Default described in Section 8.1(f) of the Credit Agreement arising from the failure of the representation and warranty set forth in Section 3.13(b) of the Credit Agreement to be true or correct as of the date made or deemed made to the extent such failure is due to an action arising from or related to an Event of Default described in Section 8.1(p) of the Credit Agreement.

4.   An Event of Default described in Section 8.1(h) or 8.1(i) of the Credit Agreement.

5.   An Event of Default described in Section 8.1(p) of the Credit Agreement.